Exhibit 99.1

Virco Mfg. Corporation Reports Third Quarter Revenue Grew 11.7%

•	Third Quarter Revenue up 11.7%

•	Revenue through 9 Months up 5.8%

•	Third Quarter Net Income up 16.2% Due to Tax Changes

•	Higher Raw Material, Transportation Costs Continue to Pressure Operating Margins

•	Fifth Consecutive Quarterly Dividend Affirms Stable Market, Positive Prospects

Torrance, California - December 14, 2018 - Virco Mfg. Corporation today announced results for its third quarter and first nine months ended October 31, 2018.
Global economic trends combined with market-specific timing generated mixed results for Virco’s third quarter ended October 31, 2018. At the global level, supply-chain uncertainties and higher transportation costs had negative impacts on the Company’s operating margins. At a more local level, continued intensification of seasonality and favorable year-over-year impacts from tax law changes resulted in higher late-season revenue and improved net earnings. On balance, results and prospects are sufficiently strong that Virco’s Board of Directors declared a fifth consecutive quarterly cash dividend of $0.015 per share payable on January 10, 2019 to shareholders of record as of December 27, 2018.
A surge of late summer orders boosted third quarter revenue 11.7% to $76,809,000 from $68,794,000. Despite healthy demand for the Company’s products, higher raw material and transportation costs neutralized these revenue gains, with operating earnings for the quarter virtually flat at $4,665,000 this year versus $4,684,000 last year. Net earnings for the quarter were favorably impacted by changes in tax law, which last year had a proportionately negative impact on reported results. As with last year, Management cautions investors to focus more on operating income as a gauge of performance because of its independence from fluctuations in tax law. Nevertheless, net income for the quarter was up 16.2% to $2,932,000 from $2,524,000.
Through nine months, revenue is up 5.8% to $174,180,000 from $164,665,000 last year. Operating income through nine months is down 13.6% due primarily to higher input and service costs. Through nine months, net income is down 9.5% to $4,835,000 from $5,341,000.
Public school operating budgets are typically finalized in early July. As purchasing patterns come to mirror this budget cycle more closely, seasonality seems likely to intensify. This places financial, operating, and customer service pressures on all suppliers to public schools, including Virco. Management continues to believe its U.S.-based manufacturing strategy offers the best flexibility in this increasingly compressed order-to-cash environment.
Furthermore, as the financial calculus of global sourcing models continues to evolve, Management believes its U.S. factories will become relatively more competitive, allowing for appropriate price increases that may return margins to more historic levels.
Here are the numbers for the third quarter and first nine months:

	Three Months Ended		Nine Months Ended
	10/31/2018	10/31/2017	10/31/2018	10/31/2017
	(In thousands, except per share data)

Net sales	$ 76,809	$ 68,794	$ 174,180	$ 164,665
Cost of sales	50,379	44,327	112,933	105,088
Gross profit	26,430	24,467	61,247	59,577
Selling, general administrative & other expense	21,765	19,783	52,755	49,752
Operating income	4,665	4,684	8,492	9,825
Interest expense, net	630	456	1,898	1,280
Income before income taxes	4,035	4,228	6,594	8,545
Income tax expense	1,103	1,704	1,759	3,204
Net income	$ 2,932	$ 2,524	$ 4,835	$ 5,341

Dividend declared:
Cash	$ 0.015	$ -	$ 0.045	$ -

Net income per share - basic	$ 0.19	$ 0.16	$ 0.31	$ 0.35
Net income per share - diluted	$ 0.19	$ 0.16	$ 0.31	$ 0.35

Weighted average shares outstanding - basic	15,486	15,317	15,399	15,220
Weighted average shares outstanding - diluted	15,582	15,483	15,491	15,324

		10/31/2018	1/31/2018	10/31/2017
Current assets		$ 71,476	$ 55,713	$ 60,827
Non-current assets		59,050	60,910	64,818
Current liabilities		34,361	27,723	28,054
Non-current liabilities		32,881	30,188	32,017
Stockholders' equity		63,284	58,712	65,574

Virco Chairman and CEO Robert Virtue commented on this year’s performance: “I’m very proud of the way our people performed this summer. They faced many uncertainties but stayed focused on their core mission: making and delivering the best furniture and equipment for America’s public schools. As input and transportation costs increased, our people responded with even greater care and better efficiency. On balance, it was a good summer despite the challenges. As we adjust to the changes we observed this year, I’m optimistic that we can do even better next summer.”
Virco President Doug Virtue agreed: “Our operating model embraces seasonality as the key constraint in our industry. Incoming orders now peak either in June or July. Shipments peak in July. The order-to-delivery cycle is about six weeks-that’s less than the average sailing time for a container ship coming from Asia to America. While seasonality presents us with obvious challenges, we’ve been able to convert those challenges into competitive advantage.”
Contact:

Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond-funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; the impact of tariffs on our supply chain and the likelihood and impact of new tariffs on imports; trends in shipping and fuel costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2018, Quarterly Reports on Form 10-Q, and other material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.